Exhibit 99.1

Vapotherm Reports First Quarter 2020 Financial Results

First Quarter 2020 Revenue of $19.1 Million Reflects 55.4% Increase Over Prior Year

EXETER, New Hampshire, May 5, 2020 / Business Wire / -- Vapotherm, Inc. (NYSE: VAPO), (“Vapotherm” or the “Company”), a global medical technology company focused on the development and commercialization of its proprietary Hi-VNI® Technology products that are used to treat patients of all ages suffering from respiratory distress, today announced first quarter 2020 financial results.

First Quarter 2020 Summary

•	Revenue for the first quarter of 2020 was $19.1 million, representing a 55.4% increase over the prior year period
•	Worldwide installed base of Precision Flow Hi-VNI systems grew by 22.7% compared to the first quarter of 2019
•	Gross margin was 48.2% or 610 basis points higher than gross margin of 42.1% in the first quarter of 2019

Second Quarter 2020 Update

•	Preliminary unaudited revenue for the month ended April 30, 2020 is estimated to be between $19.0 million and $19.3 million
•	Worldwide installed base of Precision Flow Hi-VNI systems grew by over 2,200 for the month ended April 30, 2020 compared to nearly 1,300 during the entire first quarter of 2020

“We believe the first quarter of 2020 was transformational for Vapotherm as significant customer demand in both new and existing accounts due to COVID-19 materially increased the awareness of our Hi-VNI Technology for treating patients suffering from respiratory distress. In the first quarter, we significantly exceeded expectations for revenue, continued the rapid expansion of our worldwide installed base of Precision Flow systems, and improved our gross margin by 610 basis points over the prior year period despite strong head winds. I am especially proud of the effort of our operations team and suppliers as we dramatically increased production capacity to meet increased demand,” said Joe Army, President and CEO of Vapotherm. “The second quarter is off to a very strong start as we continue to see increased demand from our new and existing customers treating the respiratory distress experienced by many COVID-19 patients, allowing us to significantly increase our worldwide installed base. We intend to focus on managing our supply chain to support our increased production levels along with continuing to improve our gross margin and expanding our limited market release of the Oxygen Assist Module in the U.K. and potentially in certain European markets.”

Results for the Three Months Ended March 31, 2020

The following table reflects the Company’s revenue for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31,
	2020		2019		Change
	(unaudited)
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
Revenue
Capital Equipment (product & lease revenue)	$6,034	31.6%	$2,678	21.8%	$3,356	125.3%
Disposable	12,430	65.0%	9,019	73.3%	3,411	37.8%
Service and Other	651	3.4%	602	4.9%	49	8.1%
Total Revenue	$19,115	100.0%	$12,299	100.0%	$6,816	55.4%

Exhibit 99.1

Revenue for the first quarter of 2020 was $19.1 million, a 55.4% increase over the first quarter of 2019, and in line with preliminary first quarter revenue of $18.9 million as announced on April 13, 2020. Total capital revenue, including both product sales, lease revenue, and other lease revenue increased 125.3% over the first quarter of 2019. This increase was primarily as a result of increased sales and leases of our Precision Flow units. Total disposable revenue increased 37.8% year over year, primarily driven by an increase in the worldwide installed base of Precision Flow units and increased utilization to treat the respiratory distress experienced by many COVID-19 patients.

Revenue information by geography is summarized as follows:

	Three Months Ended March 31,
	2020		2019		Change
	(unaudited)
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
United States	$14,341	75.0%	$10,049	81.7%	$4,292	42.7%
International	4,774	25.0%	2,250	18.3%	2,524	112.2%
Total Revenue	$19,115	100.0%	$12,299	100.0%	$6,816	55.4%

U.S. and International revenue growth in the first quarter of 2020 was driven by an increase in single-use disposable sales due to higher installed bases of Precision Flow units and increased utilization to treat the respiratory distress experienced by many COVID-19 patients, as well as an increase in the number of Precision Flow units sold year over year.

Gross profit for the first quarter of 2020 was $9.2 million, an increase of $4.0 million over the first quarter of 2019. Gross margin was 48.2% in the first quarter of 2020 compared to 42.1% in the first quarter of 2019. Gross margin was positively impacted by improved overhead absorption as production capacity increased, higher U.S. disposable average selling prices and higher International capital average selling prices. Partially offsetting these positive factors were strong headwinds, including higher labor costs and increased supplier freight and expediting fees to meet the rapid increase in production capacity, and to a lesser extent a higher mix of capital equipment revenue and a higher mix of International revenue.

Operating expenses were $21.9 million in the first quarter of 2020, an increase of $4.6 million as compared to $17.3 million in the same period last year. The increase in operating expenses was primarily a result of higher sales and marketing expenses due to increased sales commissions as a result of increased revenue and increased headcount, as well as higher general and administrative expenses.

Net loss for the first quarter of 2020 was $13.8 million, or $0.66 per share, compared to $13.0 million, or $0.76 per share, in the first quarter of 2019. Net loss per share was based on 20,882,949 and 16,949,027 weighted average shares outstanding for the first quarter of 2020 and 2019, respectively.

Adjusted EBITDA was ($10.2) million for the first quarter of 2020 as compared to ($9.6) million for the first quarter of 2019. The $0.5 million increase in Adjusted EBITDA loss in the first quarter of 2020 was primarily due to higher operating expenses resulting from higher levels of sales and marketing expenses, primarily sales commissions and increased headcount, and general and administrative expenses, partially offset by higher gross profit.

Cash Position

Cash and cash equivalents were $60.4 million as of March 31, 2020 compared to $71.7 million as of December 31, 2019.

Subsequent to March 31, 2020, the Company has raised gross proceeds of $10.2 million, or $9.9 million net of commissions, through its At-The-Market facility.

Fiscal 2020 Outlook

As announced on April 13, 2020, Vapotherm has withdrawn its previously provided annual guidance for 2020 due to the inability to estimate the scope, duration, and impact of the COVID-19 pandemic and the full year effect on the Company’s operations and financial results. Vapotherm will continue to evaluate the impact of the COVID-19 pandemic on its operations and financial results and will provide additional information, to the extent practicable, during its next earnings release.

Exhibit 99.1

The preliminary financial information for the month ended April 30, 2020 presented in this press release is based on Vapotherm’s current expectations and may be adjusted as a result of, among other things, completion of customary quarterly review procedures.

Conference Call

Management will host a conference call at 4:30 p.m. Eastern Time on May 5, 2020 to discuss the results of the quarter and the year with a question and answer session. To listen to the conference call on your telephone, please dial (877) 201-0168 for U.S. callers, or (647) 788-4901 for international callers, approximately ten minutes prior to the start time and reference conference code 4593734. To listen to a live webcast, please visit the Investors section of the Vapotherm website at: http://investors.vapotherm.com/events-and-presentations/events. The webcast replay will be available on the Vapotherm website for 90 days following completion of the call. A replay of this conference call will be available by telephone through May 12, 2020 by dialing (800) 585-8367 in the U.S. or (416) 621-4642 outside of the U.S. The replay access code is 4593734.

Website Information

Vapotherm routinely posts important information for investors on the Investor Relations section of its website, http://investors.vapotherm.com/. Vapotherm intends to use this website as a means of disclosing material, non-public information and for complying with Vapotherm’s disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Vapotherm’s website, in addition to following Vapotherm’s press releases, Securities and Exchange Commission filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Vapotherm’s website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of EBITDA and Adjusted EBITDA, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release represents net loss less interest expense, net and depreciation and amortization. Adjusted EBITDA in this release represents EBITDA as adjusted for the impact of foreign currency loss or gain, and stock-based compensation expense. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in tables accompanying this release.

Adjusted EBITDA is presented because the Company believes it is a useful indicator of its operating performance. Management uses the measure principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes this measure is useful to investors as supplemental information because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP. It should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contain certain other limitations, including the failure to reflect our capital expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA on a supplemental basis. The Company’s definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Exhibit 99.1

About Vapotherm

Vapotherm, Inc. is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The Company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 2.2 million patients have been treated with Vapotherm Hi-VNI Technology. Hi-VNI Technology is mask-free noninvasive ventilatory support for spontaneously breathing patients and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one tool. Hi-VNI Technology’s mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication. For more information, visit www.vapotherm.com.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements, including statements about our ability to meet increased demand from our customers during the COVID-19 pandemic, our ability to manage our supply chain during the COVID-19 pandemic, increasing our installed base, commercializing our Oxygen Assist Module and improving our gross margins. In some cases, you can identify forward-looking statements by terms such as ‘‘expect,’’ “guide” or “typically” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to the following: Vapotherm has incurred losses in the past and may be unable to achieve or sustain profitability in the future, Vapotherm may need to raise additional capital to fund its existing commercial operations, develop and commercialize new products, and expand its operations, Vapotherm’s dependence on sales generated from its Precision Flow systems, competition from multi-national corporations who have significantly greater resources than Vapotherm and are more established in the respiratory market, the ability for Precision Flow systems to gain increased market acceptance, its inexperience directly marketing and selling its products, the potential loss of one or more suppliers, Vapotherm’s susceptibility to seasonal fluctuations, Vapotherm’s failure to comply with applicable United States and foreign regulatory requirements, the failure to obtain U.S. Food and Drug Administration or other regulatory authorization to market and sell future products or its inability to secure and maintain patent or other intellectual property protection for its products, the impact of the COVID-19 pandemic on its business, including its supply chain, and the other risks and uncertainties included under the heading “Risk Factors” in Vapotherm’s Annual Report on Form 10-K for the fiscal year ended December, 31, 2019, as filed with the Securities and Exchange Commission on March 4, 2020, Vapotherm’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 13, 2020, Vapotherm’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as filed with the Securities and Exchange Commission on May 5, 2020 and in any subsequent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release reflect Vapotherm’s views as of the date hereof, and Vapotherm does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Exhibit 99.1

Financial Statements:

VAPOTHERM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31, 2020	December 31, 2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$60,393	$71,655
Accounts receivable, net	11,948	8,243
Inventories	9,103	9,137
Prepaid expenses and other current assets	4,021	4,066
Total current assets	85,465	93,101
Property and equipment, net	15,696	15,086
Restricted cash	1,852	1,852
Goodwill	549	588
Intangible assets, net	303	353
Deferred income tax assets	63	66
Other long-term assets	856	844
Total assets	$104,784	$111,890
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$4,614	$3,375
Contract liabilities	175	137
Accrued expenses and other current liabilities	12,152	9,187
Short-term line of credit	4,489	3,491
Total current liabilities	21,430	16,190
Long-term loans payable, net	41,858	41,787
Other long-term liabilities	127	174
Total liabilities	63,415	58,151
Commitments and contingencies (Note 9)
Stockholders' equity
Preferred stock ($0.001 par value) 25,000,000 shares authorized; no shares issued and outstanding as of March 31, 2020 and December 31, 2019	-	-
Common stock ($0.001 par value) 175,000,000 shares authorized as of March 31, 2020 and December 31, 2019, 20,917,149 and 20,851,531 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	21	21
Additional paid-in capital	320,660	319,115
Accumulated other comprehensive income (loss)	(27)	44
Accumulated deficit	(279,285)	(265,441)
Total stockholders' equity	41,369	53,739
Total liabilities and stockholders’ equity	$104,784	$111,890

Exhibit 99.1

Vapotherm, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2020	2019
Net revenue	$19,115	$12,299
Cost of revenue	9,898	7,120
Gross profit	9,217	5,179
Operating expenses
Research and development	3,362	3,273
Sales and marketing	13,317	9,161
General and administrative	5,251	4,879
Total operating expenses	21,930	17,313
Loss from operations	(12,713)	(12,134)
Other (expense) income
Foreign currency gain (loss)	24	(9)
Interest income	125	203
Interest expense	(1,295)	(1,024)
Other	15	-
Net loss	$(13,844)	$(12,964)
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	(71)	-
Total other comprehensive loss	$(71)	$-
Total comprehensive loss	$(13,915)	$(12,964)

Net loss per share attributable to common stockholders - basic and diluted	$(0.66)	$(0.76)
Weighted-average number of shares used in calculating net loss per share, basic and diluted	20,882,949	16,949,027

Exhibit 99.1

VAPOTHERM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities
Net loss	$(13,844)	$(12,964)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation expense	1,447	1,903
Depreciation and amortization	1,097	621
Provision for bad debts	101	13
Provision for inventories	23	2
Loss on disposal of property and equipment	3	23
Amortization of discount on debt	63	44
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(3,875)	847
Inventories	(12)	1,780
Prepaid expenses and other assets	33	197
Accounts payable	1,310	(1,094)
Contract liabilities	38	22
Accrued expenses and other current liabilities	2,894	(1,225)
Net cash used in operating activities	(10,722)	(9,831)
Cash flows from investing activities
Purchases of property and equipment	(1,558)	(1,128)
Acquisition of business, net of cash acquired	-	(1,560)
Net cash used in investing activities	(1,558)	(2,688)
Cash flows from financing activities
Short-term line of credit	995	837
Proceeds from exercise of stock options	40	-
Proceeds on loans	-	10,500
Debt issuance costs	-	(322)
Net cash provided by financing activities	1,035	11,015
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(17)	-
Net decrease in cash, cash equivalents and restricted cash	(11,262)	(1,504)
Cash, cash equivalents and restricted cash
Beginning of period	73,507	60,022
End of period	$62,245	$58,518
Supplemental disclosures of cash flow information
Interest paid during the period	$1,202	$939
Property and equipment purchases in accounts payable and accrued expenses	$36	$42
Issuance of warrants in conjunction with debt draw down	$-	$293

Exhibit 99.1

Non-GAAP Financial Measures

The following tables contain a reconciliation of net loss to Adjusted EBITDA for the three ended March 31, 2020 and 2019, respectively.

	Three Months Ended March 31,
	Amount
	2020	2019
	(unaudited)
	(in thousands)
Net loss	$(13,844)	$(12,964)
Interest expense, net	1,170	821
Depreciation and amortization	1,097	621
EBITDA	$(11,577)	$(11,522)
Foreign currency	(24)	9
Stock-based compensation	1,447	1,903
Adjusted EBITDA	$(10,154)	$(9,610)

Supplemental Operating Metrics

	Three Months Ended March 31,
	2020	2019	Change
	Amount	Amount	Amount	%
Precision Flow Units Installed Base
United States	12,715	10,713	2,002	18.7%
International	5,153	3,846	1,307	34.0%
Total	17,868	14,559	3,309	22.7%

Precision Flow Units Sold and Leased
United States	623	324	299	92.3%
International	419	141	278	197.2%
Total	1,042	465	577	124.1%

Disposable Patient Circuits Sold
United States	92,591	71,376	21,215	29.7%
International	33,900	17,301	16,599	95.9%
Total	126,491	88,677	37,814	42.6%

SOURCE: Vapotherm, Inc.

Investor Relations Contacts:

Mark Klausner or Mike Vallie, Westwicke, an ICR Company, ir@vtherm.com, +1 (603) 658-0011